  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2020 Fourth Quarter and Year-End Results

CUPERTINO, Calif. – March 11, 2021 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on below zero carbon intensity products, today announced its financial results for the three and twelve months ended December 31, 2020.

“Despite historic economic disruptions that significantly reduced gasoline and ethanol demand, revenues for ethanol production in 2020 were relatively flat compared to 2019 largely due to our ability to quickly pivot to alternative markets and establish new revenue streams,” said Eric McAfee, Chairman and CEO of Aemetis. “Ethanol and high grade alcohol revenues in 2020 were $112 million compared to $115 million in 2019, Gross Profit percentage margins improved by approximately 6%, SG&A expenses were reduced, and Earnings per Share was largely unchanged from 2019 to 2020 as higher margin businesses largely offset the adverse impact of the COVID-19 pandemic,” added McAfee.

“Overall, this earnings report was a positive outcome for 2020, a year in which more than 50 ethanol plants were shut down at various times due to gasoline demand decreases and corn price increases, while the Aemetis plant operated continuously throughout the year. During this same time, we upgraded production equipment to supply high grade alcohol into the sanitizer alcohol market,” McAfee stated.

“We focused on keeping a safe working environment for our employees and on building carbon intensity reduction projects that grew value for shareholders significantly through $17 million of investment in low carbon intensity capital projects during 2020 despite the difficult external conditions. We completed Phase I of the dairy Renewable Natural Gas project, began installation of important Keyes ethanol plant system upgrades to significantly reduce carbon intensity, and began operations of the Messer CO2 liquification facility that is now generating CO2 revenues and IRS 45Q credits from carbon re-use.”

“We also made major steps toward receiving the Authority to Construct air permit for the Aemetis “Carbon Zero” integrated biorefinery in Riverbank, California. The Carbon Zero project is designed to further optimize the economics of the Keyes plant by using the 142-acre Riverbank site to build a plant to utilize distillers corn oil from the Keyes ethanol plant along with below-zero carbon intensity Cellulosic Hydrogen from waste orchard wood to produce Renewable Jet and Diesel,” said McAfee.

“We are excited with the progress made during the many challenges we faced in 2020, and thank our employees for their focus, hard work, and ability to transition to new markets. We look forward to building on this success in 2021 as we complete additional important milestones in dairy RNG, Renewable Jet and Diesel Fuel, India biodiesel government contracts, and Ethanol margin improvements from carbon intensity reduction, and continue to implement the Five Year Plan we announced in early March,” McAfee stated.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 823496
Live Participant Dial In (International): +1-973-528-0011 entry code 823496
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/40258

For the presentation and details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended December 31, 2020

Revenues were $37.3 million for the fourth quarter of 2020, compared to $52.1 million for the fourth quarter of 2019. The decrease in revenue was primarily attributable to delays in the India government Oil Marketing Company biodiesel tender process that delayed revenue in our India operations, and temporarily lower ethanol production in North America due to the lack of enforcement of the 15 billion gallon Renewable Fuel Standard ethanol blending mandate by the EPA.

Gross loss for the three months ended December 31, 2020 was $3.4 million, compared to a gross profit of $5.8 million during the same period in 2019. The gross profit change was attributable to the temporary ethanol production volume reduction during Q4 2020 due to the price of ethanol decrease from $1.82 per gallon during the three months ended December 31, 2019 to $1.64 per gallon during the three months ended December 31, 2020 in a market where the cost of delivered corn rose from $5.02 to $5.61 per bushel during the same respective periods.

Selling, general and administrative expenses decreased to $4.3 million during the fourth quarter of 2020, compared to $4.7 million during the fourth quarter of 2019.

Operating loss was $7.7 million for the fourth quarter of 2020, compared to operating income of $1.0 million during the fourth quarter of 2019.

Net loss was $14.6 million for the fourth quarter of 2020, compared to a net loss of $7.7 million for the fourth quarter of 2019.

Cash at the end of the fourth quarter of 2020 was $592 thousand, compared to $656 thousand at the end of the fourth quarter of 2019.

Financial Results for the Twelve Months Ended December 31, 2020

Revenues were $166 million for the twelve months ended December 31, 2020, compared to $202 million for the same period in 2019. The decrease in revenue was primarily attributable to decreases in the production and sales price for ethanol in North America caused by the COVID pandemic and oil refinery blending waivers issued by the EPA, and delays in the Oil Marketing Company tender process for the India biodiesel operations.

Gross profit for the twelve months ended December 31, 2020 was $11.0 million, compared to $12.7 million of gross profit during the same period in 2019, despite lower demand for gasoline and ethanol during 2020 due to the COVID-19 pandemic. Compared to 2019, US domestic ethanol demand declined by 13%, and US ethanol exports declined by 5% in 2020. For the same period, the delivered price of corn to the Keyes plant increased by 11%. The gross profit decline from ethanol margin reduction was largely offset by sales into the sanitizer alcohol market.

Selling, general and administrative expenses decreased to $16.9 million during the twelve months ended December 31, 2020, compared to $17.4 million during the same period in 2019.

Operating loss increased to $6.1 million for the twelve months ended December 31, 2020, compared to an operating loss of $4.9 million for the same period in 2019.

Net loss was $36.7 million for the twelve months ended December 31, 2020, a 7% improvement compared to a net loss of $39.5 million during the same period in 2019.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace carbon-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG). Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero renewable jet and diesel fuel integrated biorefineries in California to utilize distillers corn oil from ethanol plants to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard wood and other negative carbon intensity biomass, and pre-extract cellulosic sugars from the waste biomass to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations regarding development of our waste wood ethanol and biogas businesses in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.
 (Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$37,330	$52,102	$165,557	$201,998
Cost of goods sold	40,702	46,308	154,532	189,300
Gross profit (loss)	(3,372)	5,794	11,025	12,698

Research and development expenses	38	45	213	205
Selling, general and administrative expenses	4,334	4,709	16,882	17,424
Operating profit (loss)	(7,744)	1,040	(6,070)	(4,931)

Interest rate expense	5,987	5,517	22,943	21,089
Amortization expense	823	1,101	3,401	4,666
Accretion of Series A preferred	586	748	4,673	2,257
Loss contingency on litigation				6,200
Other expense/(income)	155	204	548	(797)
Loss before income taxes	(15,295)	(6,530)	(37,635)	(38,346)

Income tax expense (benefit)	(713)	1,124	(976)	1,131

Net loss	$(14,582)	$(7,654)	$(36,659)	$(39,477)
Non controlling interest	-	(929)	-	(3,761)
Net loss attributable to Aemetis	$(14,582)	$(6,725)	$(36,659)	$(35,716)

Net loss per common share
Basic	$(0.67)	$(0.33)	$(1.74)	$(1.75)
Diluted	$(0.67)	$(0.33)	$(1.74)	$(1.75)

Weighted average shares outstanding
Basic	21,845	20,570	21,012	20,467
Diluted	21,845	20,570	21,012	20,467

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, unaudited)

	Year ended December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$592	$656
Accounts receivable	1,821	2,036
Inventories	3,969	6,518
Prepaid and other current assets	2,301	3,366
Total current assets	8,683	12,576

Property, plant and equipment, net	109,880	84,226
Other assets	6,576	3,094
Total assets	$125,139	$99,896

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$20,739	$15,968
Current portion of long term debt	44,974	5,792
Short term borrowings	14,541	16,948
Mandatorily redeemable Series B convertible preferred stock	3,252	3,149
Accrued property taxes and other liabilities	18,729	15,962
Total current liabilities	102,235	57,819

Total long term liabilities	207,648	196,449

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	23	21
Additional paid-in capital	93,426	86,852
Accumulated deficit	(274,080)	(237,421)
Accumulated other comprehensive loss	(4,114)	(3,825)
Total stockholders' deficit	(184,744)	(154,372)
Total liabilities and stockholders' deficit	$125,139	$99,896

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)
(In thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net loss attributable to Aemetis, Inc.	$(14,582)	$(6,725)	$(36,659)	$(35,716)
Adjustments:
Interest expense	6,810	5,800	26,344	22,420
Depreciation expense	1,379	1,097	4,894	4,434
Accretion of Series A preferred	586	748	4,673	2,257
Share-based-compensation	169	144	995	774
Intangibles and other expense	12	12	48	48
Loss contingency on litigation	-	-	-	6,200
Income tax expense (benefit)	(713)	1,124	(976)	1,131
Total adjustments	8,243	8,925	35,978	37,264
Adjusted EBITDA	$(6,339)	$2,200	$(681)	$1,548

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Ethanol and high grade alcohol
Gallons Sold (in millions)	15.4	16.6	60.2	64.7
Average Sales Price/Gallon	$1.60	$1.82	$1.84	$1.77
Percent of nameplate capacity	112%	120%	112%	118%
WDG
Tons Sold (in thousands)	101	108	393	428
Average Sales Price/Ton	$90	$78	$81	$81
Delivered Cost of Corn
Bushels ground (in millions)	5.3	5.8	21.1	22.7
Average delivered cost / bushel	$5.61	$5.02	$5.05	$5.28
Biodiesel
Metric tons sold (in thousands)	1.7	11.9	16.0	47.0
Average Sales Price/Metric ton	$879	$861	$863	$904
Percent of Nameplate Capacity	5%	32%	10%	31%
Refined Glycerin
Metric tons sold (in thousands)	0.3	1.2	1.4	5.2
Average Sales Price/Metric ton	$803	$508	$814	$543